FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172366-03

THIS FREE WRITING PROSPECTUS, DATED JULY 19, 2012, MAY BE AMENDED OR
COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND
COLLATERAL TERM SHEET, EACH DATED JULY 13, 2012

$1,020,079,000
(Approximate)

WFRBS Commercial Mortgage Trust 2012-C8
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland
Liberty Island Group I, LLC
C-III Commercial Mortgage LLC
Basis Real Estate Capital II, LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2012-C8

July 19, 2012

WELLS FARGO SECURITIES	RBS
Co-Lead Bookrunning Manager	Co-Lead Bookrunning Manager

Citigroup
Co-Manager

$1,020,079,000 (Approximate)
WFRBS Commercial Mortgage Trust 2012-C8
Commercial Mortgage Pass-Through Certificates, Series 2012-C8

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS SUPPLEMENT) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THESE SECURITIES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR THE UNDERWRITERS WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES WHICH SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF THE CERTIFICATES DESCRIBED IN THESE MATERIALS. THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST. THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

$1,020,079,000 (Approximate)
WFRBS Commercial Mortgage Trust 2012-C8
Commercial Mortgage Pass-Through Certificates, Series 2012-C8

The Free Writing Prospectus dated July 13, 2012 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated July 13, 2012 (the “Term Sheet”) are hereby updated as set forth below.  The information in this supplement dated July 19, 2012 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Structural Update

1.         Class X-B Certificates.

The Class X-B certificates will be comprised of a single component corresponding to the Class B certificates only and no other Class of certificates. Such component will have a notional amount equal to the principal balance of the Class B certificates from time to time. Accordingly, for purposes of calculating the amount of accrued interest with respect to the Class X-B certificates, such certificates will have a notional amount equal to the principal balance of the Class B certificates outstanding from time to time.

Principal losses on the mortgage loans will not be allocated to the Class X-B  certificates, although mortgage loan losses will reduce the notional amount of the Class X-B certificates (to the extent such losses are allocated to the Class B certificates) and, therefore, the amount of interest the Class X-B certificates accrue.

Fitch and Moody’s are expected to provide a securities rating for the Class X-B certificates of AA(sf) and Aa2(sf), respectively.

2.         Class A-3 and Class A-FL Certificates.

The principal balance of the Class A-3 certificates, which were offered pursuant to the Free Writing Prospectus, has been revised from $439,057,000 to $414,057,000.  The principal balance of the Class A-FL certificates, which were not offered pursuant to the Free Writing Prospectus and are not offered hereby, has been revised from $90,000,000 to $115,000,000.

3.         Revised Issue Characteristics.

Class	Expected Ratings (Fitch/KBRA/Moody’s)	Approx. Initial Principal Balance or Notional Amount(1)	Approx. % of Aggregate Cut-off Date Balance	Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Weighted Average Life (Years)(3)	Expected Principal Window(3)
Publicly Offered Certificates
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	$414,057,000	31.827%	30.000%	%	(4)	9.87	05/2022–07/2022
Privately Offered Certificates
A-FL	AAA(sf)/AAA(sf)/Aaa(sf)(4)	$115,000,000	8.840%	30.000%	LIBOR plus %(5)	Floating	9.45	12/2021–05/2022
X-B	AA(sf)/AAA(sf)/Aa2(sf)	$66,674,000(6)	NAP	NAP	%	Variable(7)	NAP	NAP

Notes:	(1)
The principal balances and notional amounts set forth in the table are approximate.  The actual initial principal balances and notional amounts may be larger or smaller depending on the aggregate cut-off date principal balance of the mortgage loans definitively included in the pool of mortgage loans, which aggregate cut-off date principal balance may be as much as 5% larger or smaller than the amount presented in the Free Writing Prospectus.

(2)
The approximate initial credit support with respect to the Class A-1, A-2, A-FL, A-FX, A-3 and A-SB certificates represents the approximate credit enhancement for the Class A-1, A-2, A-FL, A-FX, A-3 and A-SB certificates in the aggregate.  No class of certificates will provide any credit support to the Class A-FL certificates for any failure by the swap counterparty to make the payment under the related swap contract.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

$1,020,079,000 (Approximate)
WFRBS Commercial Mortgage Trust 2012-C8
Commercial Mortgage Pass-Through Certificates, Series 2012-C8

(3)	Calculated based on a 0% CPR and the structuring assumptions described in the Free Writing Prospectus.

(4)
The ratings assigned to the Class A-FL Certificates reflect only the receipt of interest up to the fixed rate of interest at a rate equal to the applicable pass-through rate for the Class A-FX Regular Interest.  The ratings of Fitch, KBRA and Moody’s do not address any shortfalls or delays in payment that investors in the Class A-FL Certificates may experience as a result of the conversion of the pass-through rate on Class A-FL Certificates from a floating interest rate to a fixed rate.

(5)
The pass-through rate on the Class A-FL certificates will be a per annum rate equal to LIBOR plus [___]%; provided, however, that under certain circumstances, the pass-through rate on the Class A-FL certificates may convert to the pass-through rate applicable to the Class A-FX regular interest.  The initial LIBOR rate will be determined two LIBOR Business Days prior to the closing date, and subsequent LIBOR rates for the Class A-FL certificates will be determined two LIBOR Business Days before the start of the related interest accrual period.

(6)
The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the principal balance of the Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(7)
The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

4.           Revised DEC Table.

Percentages of Initial Certificate Principal Balance Outstanding for the
Class A-3 Certificates at the Specified Percentages of CPR

0% CPR During Lockout, Defeasance or Yield Maintenance and Prepayment Premium
– otherwise at indicated CPR

Distribution Date in	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 2013	100%	100%	100%	100%	100%
August 2014	100%	100%	100%	100%	100%
August 2015	100%	100%	100%	100%	100%
August 2016	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022 and thereafter	0%	0%	0%	0%	0%
Weighted average life (years)	9.87	9.85	9.82	9.77	9.59

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.